SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐    Definitive proxy statement

☒    Definitive additional materials

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TRIKON TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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☐	Fee paid previously with preliminary materials.

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August 2, 2004

Dear Stockholders:

You are cordially invited to join us for our 2004 Annual Meeting of Stockholders, which will be held on Tuesday, September 7, 2004 at 4:00 p.m. local time, at our principal offices, Ringland Way, Newport, South Wales NP18 2TA, United Kingdom. Holders of record of our common stock as of July 27, 2004, are entitled to notice of and to vote at the 2004 Annual Meeting. For your convenience, we have arranged for stockholders to be able to vote via telephone and Internet.

The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our stockholders.

No matter how few or how many shares you own, your vote is important. Your Board encourages you to exercise your right as a stockholder and to vote the enclosed proxy card at your earliest opportunity.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If you have any questions or concerns, please feel free to calling MacKenzie Partners, Inc., which is assisting us with our Annual Meeting, toll-free at (800) 322-2885.

We look forward to seeing you at the Annual Meeting.

Sincerely,

John Macneil

President and Chief Executive Officer